The Ensign Group Reports First Quarter 2022 Results

Conference Call and Webcast scheduled for tomorrow, April 29, 2022 at 10:00 am PT

SAN JUAN CAPISTRANO, California – April 28, 2022 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of companies, which provide post-acute healthcare services and invest in the long-term healthcare industry, primarily in skilled nursing and senior living facilities, announced operating results for the first quarter of 2022, reporting GAAP diluted earnings per share of $0.89 and adjusted earnings per share(1) of $0.99 for the quarter ended March 31, 2022.

Highlights Include:

▪GAAP diluted earnings per share for the quarter was $0.89, representing an increase of 3.5% over the prior year quarter. Adjusted diluted earnings per share for the quarter was $0.99, an increase of 13.8%(1) over the prior year quarter.

▪Consolidated GAAP revenues and adjusted revenues(1) for the quarter were $713.4 million, an increase of over 13.5% over the prior year quarter.

▪Total skilled services(2) revenue was $686.8 million for the quarter, an increase of 14.3% over the prior year quarter.

▪Total skilled services(2) segment income increased to $98.3 million or 10.5% over the prior year quarter.

▪Same store and transitioning skilled mix days were up by 2.3% for the quarter to 34.3%, and same store skilled mix improved by 2.2% to 35.2% sequentially over the prior quarter.

▪Same store and transitioning occupancy increased by 2.9% and 6.2%, respectively, over the prior year quarter.

▪Same store and transitioning managed care revenue improved by 10.2% and 22.8%, respectively, and same store and transitioning managed care census increased by 9.6% and 18.0%, respectively, over the prior year quarter.

▪Combined same store and transitioning Medicare revenue and days improved by 12.3% and 12.0%, respectively, sequentially over the prior quarter.

▪Standard Bearer(2) revenue was $17.2 million for the quarter, an increase of 22.2% from prior year quarter. FFO was $11.9 million for the quarter.

▪GAAP net income was $50.3 million and adjusted net income(1) was $56.4 million, an increase of 2.3% and 13.7%, respectively, over the prior year quarter.

(1) See "Reconciliation of GAAP to Non-GAAP Financial Information".
(2) Our Skilled Services and Standard Bearer Segments are defined and outlined in Note 8 on Form 10-Q.

Operating Results

“Our local leaders and their teams continue to be the examples of excellence in healthcare services as they navigate through the evolving climate in each of their markets. The record results they achieved this quarter are particularly impressive given the continued challenges related to the disruption in the labor markets and the impact of Omicron early in the quarter. Despite all of that, our locally-driven strategy led to continued improvement in occupancies, skilled revenue and managed care revenue. We were particularly pleased that we achieved sequential growth in overall occupancy for the fifth consecutive quarter and managed care census has grown sequentially seven quarters in a row. We are amazed by the commitment of our caregivers and their continued endurance and strength,” said Ensign’s Chief Executive Officer Barry Port.

The Company reported that its affiliated operations grew skilled mix during the quarter, with same store and transitioning operations combining for a skilled mix of 34.3% and same store reaching a skilled mix of 35.2%. In addition, even with the surge of the omicron variant during the quarter, which typically results in lower patient volumes, we saw continued improvement in occupancies, with same store and transitioning occupancy increasing by 2.9% and 6.2%, respectively, over the prior year quarter. “This continued improvement in our occupancies, coupled with the growth in skilled mix, gives us confidence that we are in an excellent position to return to pre-pandemic levels over time. As we get closer to what we hope will soon be the end of the pandemic, our leaders’ focus is to return to sound operating fundamentals on both the revenue and expense fronts. Each operation is looking ahead and forming a comprehensive strategy to thrive in spite of an evolving reimbursement environment, staffing challenges and inflationary pressures. Our local leadership’s ability to pull multiple levers on many fronts, including methods for attracting healthcare professionals into our workforce and retaining and developing existing staff, gives us confidence that we are in a very good position to continue on this path of strong clinical and financial performance,” Port said.

“Our organization is extremely healthy and our local and clinical leadership has never been stronger. We are reaffirming our annual 2022 earnings guidance of $4.01 to $4.13 per diluted share and annual revenue guidance of $2.93 billion to $2.98 billion. As a reminder, the new midpoint of this 2022 earnings guidance represents an increase of 12% over our 2021 results and is 30% higher than our 2020 results. Our culture and our local approach to post acute care gives us confidence that we can and will continue to innovate and grow this year. While change could lead to some near-term quarterly fluctuations, we remind you that our model is built for times like these. We have seen a lot in our industry during our organizations 23 years, including the most recent pandemic, but our local leaders with the support of their Service Center partners have consistently performed through it all. We fully expect to continue our track record throughout 2022 and beyond,” Port added.

Chad Keetch, Ensign’s Chief Investment Officer and Executive Vice President also provided an update on the Company’s new captive REIT, Standard Bearer Healthcare REIT, Inc. (“Standard Bearer”), which was formed on January 3, 2022. Keetch indicated that the new real estate company will enable the organization to build upon an established real estate investment platform with high quality assets and a proven track record for growth. “We couldn’t be more excited about this new organizational structure, which allows us to take the next step with our already thriving real estate business. We have already begun evaluating several transactions, which include health care properties that will be operated by Ensign affiliates and other third-party operators. We were pleased to add two assets to the portfolio during the quarter, both of which are operated by Ensign affiliates. We have also had very productive strategy sessions with several like-minded operators and look forward to establishing new partnerships with them. As we’ve always said, we will remain disciplined and will not compromise the health of the operation in order to win a deal. We have already passed on several opportunities where the pricing became unrealistic. However, there are plenty of deals that are priced appropriately and we are excited about the many prospects in the pipeline that are progressing towards a closing this spring or summer,” Keetch added.

Speaking to the Company’s financial health, Chief Financial Officer, Suzanne Snapper also reported that the company’s liquidity remains strong with approximately $248.5 million of cash on hand and $593.3 million of available capacity under its line-of-credit, which was recently increased by $250.0 million to $600.0 million in April 2022.

Ms. Snapper also indicated that, “Management’s guidance is based on diluted weighted average common shares outstanding of approximately 57.3 million and a 25% tax rate. In addition, the guidance assumes, among other things, normalized health insurance costs, management’s current expectations regarding Medicare and Medicaid reimbursement rates, net of provider taxes, and recovery of the COVID-19 pandemic. It also excludes one-time charges, acquisition-related costs and amortization costs related to intangible assets acquired and share-based compensation.”

A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to EBITDA, adjusted EBITDAR, adjusted EBITDA, FFO for our real estate segment, as well as, a reconciliation of GAAP earnings per share, net income to adjusted net income and adjusted net earnings per share appear in the financial data portion of this release. More complete information is contained in the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2022 which is expected to be filed with the SEC today and can be viewed on the company’s website at http://www.ensigngroup.net.

Growth and Real Estate Highlights

The Company’s affiliates continued their acquisition growth efforts in some of its most mature markets during the quarter. “We are very excited about the nine new operations we added during the quarter and since and look forward to seeing them contribute to the success of their clusters and their markets as they implement proven Ensign operational and clinical principles. This growth should illustrate our confidence in our ability to continue to perform both in the short run and, most importantly, over the long run. We have been extra diligent to ensure that each new addition had the full support of a healthy market, a proven leadership plan and a clear pathway to strong clinical and financial performance,” Keetch said.

The recent acquisitions include the following operations:

•Estrella Health and Rehabilitation Center, a 161-bed skilled nursing facility located in Avondale, Arizona;

•Arrowhead Springs Healthcare, a 119-bed skilled nursing facility located in San Bernardino, California;

•Desert Mountain Care Center, a 99-bed skilled nursing facility located in Indio, California;

•The Waterton Healthcare and Rehabilitation, a 74-bed skilled nursing facility located in Tyler, Texas;

•Amarsi Assisted Living, a 103-bed senior living facility located in Glendale, Arizona;

•Citadel Assisted Living Facility, a 180-unit independent living and 150-bed senior living facility located in Mesa, Arizona;

•Sea Cliff Assisted Living, an 84-bed senior living facility located in Huntington Beach, California;

•The Grove Assisted Living, a 90-bed senior living facility located in Riverside, California; and

•Redmond Heights Senior Living, a 97-bed senior living facility located in Redmond, Washington.

Several of these acquisitions involve senior living operations that were part of the spin out of certain assets to The Pennant Group, Inc. After several years of operating independent of Ensign, both Pennant and Ensign determined that due to the nature of these buildings, most of which are part of healthcare campuses that include Ensign affiliated skilled nursing operations, the operational efficiencies and other strategic advantages justified returning these operations to Ensign.

In total, these additions bring Ensign's growing portfolio to 251 healthcare operations, 25 of which also include senior living operations, across thirteen states. Ensign now owns 102 real estate assets, 71 of which it operates. Keetch also noted that the pipeline for Ensign’s typical turnaround opportunities is strong and improving, including leases and real estate purchases. “We have several more deals that we expect to close in the next few months, and expect this to be an active acquisition year. With our newly minted credit agreement and a healthy amount of cash on hand, we have a lot of dry powder to grow and expect some of the industry-wide changes to lead to even more opportunities in the near- and long-term future,” he added.

The Company continues to provide additional disclosure on Standard Bearer, which is comprised of 95 properties owned by the Company and leased to 67 affiliated skilled nursing and senior living operations and 29 senior living operations that are leased to The Pennant Group, Inc. Keetch noted that each of these properties are subject to triple-net, long-term leases and generated rental revenue of $17.2 million for the quarter, of which $13.4 million was derived from Ensign affiliated operations.

Also, during the quarter, the company paid a quarterly cash dividend of $0.055 per share of Ensign common stock. Keetch noted that the company’s liquidity remains strong and that the Company plans to continue its 20-year history of paying dividends into the future. The Company also repurchased 133,000 shares of its common stock for approximately $10.0 million.

Conference Call

A live webcast will be held Friday, April 29, 2022 at 10:00 a.m. Pacific time (1:00 p.m. Eastern time) to discuss Ensign’s first quarter of 2022 financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Ensign’s website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific time on Friday, May 27, 2022.

About Ensign™

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 251 healthcare facilities in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin. As part of its investment strategy, the Company also acquire, lease and own healthcare real estate to service the post-acute care continuum through acquisition and investment opportunities in healthcare properties. Ensign’s new business venture operating subsidiaries also offer several other post-acute-related services, including mobile x-ray, non-emergency transportation services and other consulting services also across several states. Each of these operations is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center, Standard Bearer or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Additionally, our business and operations in 2022 continue to be impacted by the COVID-19 pandemic. Because of the unprecedented nature of the pandemic, we are unable to predict the full extent and duration of the financial impact of COVID-19 on our business, financial condition and results of operations. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company’s periodic filings with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.

SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(In thousands, except per share data)	2022	2021

Revenue:
Service revenue	$709,156	$623,276
Rental revenue	4,289	3,977
Total revenue	$713,445	$627,253
Expense:
Cost of services	555,641	482,186
Rent—cost of services	35,762	33,456
General and administrative expense	38,256	34,273
Depreciation and amortization	14,676	13,659
Total expenses	644,335	563,574
Income from operations	69,110	63,679
Other income (expense):
Interest expense	(2,068)	(1,641)
Other (expense) income	(816)	748
Other expense, net	(2,884)	(893)
Income before provision for income taxes	66,226	62,786
Provision for income taxes	16,138	12,949
Net income	50,088	49,837
Less: net (loss) income attributable to noncontrolling interests	(252)	631
Net income attributable to The Ensign Group, Inc.	$50,340	$49,206

Net income per share attributable to The Ensign Group, Inc.:
Basic	$0.92	$0.91
Diluted	$0.89	$0.86
Weighted average common shares outstanding:
Basic	54,667	54,192
Diluted	56,871	56,891

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021

	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$248,546	$262,201
Accounts receivable—less allowance for doubtful accounts of $13,212 and $11,213 at March 31, 2022 and December 31, 2021, respectively	339,886	328,731
Investments—current	12,093	13,763
Prepaid income taxes	—	5,452
Prepaid expenses and other current assets	32,586	29,562
Total current assets	633,111	639,709
Property and equipment, net	906,777	888,434
Right-of-use assets	1,294,931	1,138,872
Insurance subsidiary deposits and investments	38,024	36,567
Escrow deposits	400	—
Deferred tax assets	32,883	33,147
Restricted and other assets	55,172	47,046
Intangible assets, net	2,665	2,652
Goodwill	76,869	60,469
Other indefinite-lived intangibles	3,727	3,727
Total assets	$3,044,559	$2,850,623
Liabilities and equity
Current liabilities:
Accounts payable	$56,850	$58,116
Accrued wages and related liabilities	251,194	278,770
Lease liabilities—current	57,902	52,181
Accrued self-insurance liabilities—current	43,728	40,831
Other accrued liabilities	100,161	89,410
Current maturities of long-term debt	3,723	3,760
Total current liabilities	513,558	523,068
Long-term debt—less current maturities	152,010	152,883
Long-term lease liabilities—less current portion	1,207,104	1,056,515
Accrued self-insurance liabilities—less current portion	71,602	69,308
Other long-term liabilities	28,272	27,135
Total equity	1,072,013	1,021,714
Total liabilities and equity	$3,044,559	$2,850,623

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
	2022	2021

	(In thousands)
Net cash provided by/(used in):
Operating activities	$45,874	$34,294
Investing activities	(48,240)	(12,212)
Financing activities	(11,289)	(103,117)
Net decrease in cash and cash equivalents	(13,655)	(81,035)
Cash and cash equivalents beginning of period	262,201	236,562
Cash and cash equivalents at end of period	$248,546	$155,527

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

The following table reconciles net income to Non-GAAP net income for the periods presented:

	Three Months Ended March 31,
	2022	2021
Net income attributable to The Ensign Group, Inc.	$50,340	$49,206
Non-GAAP adjustments
Stock-based compensation expense(a)	5,167	4,054
Results related to operations not at full capacity(b)	—	657
Legal finding(c)	3,353	—
Acquisition related costs(d)	106	36
Depreciation and amortization - patient base(e)	56	12
General and administrative - costs incurred related to new systems implementation	65	—
Cost of services - gain on sale of assets	—	(540)
Provision for income taxes on Non-GAAP adjustments(f)	(2,673)	(3,801)
Non-GAAP income	$56,414	$49,624

Average number of diluted shares outstanding	56,871	56,891

Diluted Earnings Per Share
Net income	$0.89	$0.86

Adjusted Diluted Earnings Per Share
Net Income	$0.99	$0.87

Footnotes:
(a) Represents stock-based compensation expense incurred.
	Three Months Ended March 31,
	2022	2021
Cost of services	$3,375	$2,500
General and administrative	1,792	1,554
Total Non-GAAP adjustment	$5,167	$4,054

(b) Represents results to operations not at full capacity
	Three Months Ended March 31,
	2022	2021
Revenue	$—	$(456)
Cost of services	—	1,040
Rent	—	38
Depreciation and amortization	—	35
Total Non-GAAP adjustment	$—	$657

(c) Legal finding against our non-emergent transportation subsidiary.
(d) Represents costs incurred to acquire operations which are not capitalizable.
(e) Included in depreciation and amortization are amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.
(f) Represents an adjustment to the provision for income tax to our historical year to date effective tax rate of 25.0%.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)

The table below reconciles net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the periods presented:

	Three Months Ended March 31,
	2022	2021
Condensed Consolidated Statements of Income Data:
Net income	$50,088	$49,837
Less: net (loss) income attributable to noncontrolling interests	(252)	631
Add: Other expense, net	2,884	893
Provision for income taxes	16,138	12,949
Depreciation and amortization	14,676	13,659
EBITDA	$84,038	$76,707
Adjustments to EBITDA:
Stock-based compensation expense	5,167	4,054
Legal finding(a)	3,353	—
Gain on sale of assets	—	(540)
Results related to operations not at full capacity	—	584
Acquisition related costs(b)	106	36
Costs incurred related to new systems implementation	65	—
Rent related to items above	—	38
Adjusted EBITDA	$92,729	$80,879
Rent—cost of services	35,762	33,456
Less: rent related to items above	—	(38)
Adjusted rent	35,762	33,418
Adjusted EBITDAR	$128,491

(a) Legal finding against our non-emergent transportation subsidiary.
(b) Costs incurred to acquire operations which are not capitalizable.

THE ENSIGN GROUP, INC.
UNAUDITED SELECT PERFORMANCE INDICATORS

The following tables summarize our selected performance indicators for our skilled services segment along with other statistics, for each of the dates or periods indicated:

	Three Months Ended March 31,
	2022	2021	Change	% Change

Total Facility Results:	(Dollars in thousands)
Skilled services revenue	$686,771	$601,036	$85,735	14.3%
Number of facilities at period end	217	200	17	8.5%
Number of campuses at period end*	23	23	—	—%
Actual patient days	1,695,964	1,509,600	186,364	12.3%
Occupancy percentage — Operational beds	74.2%	71.1%		3.1%
Skilled mix by nursing days	33.7%	34.4%		(0.7)%
Skilled mix by nursing revenue	54.3%	55.6%		(1.3)%

	Three Months Ended March 31,
	2022	2021	Change	% Change

Same Facility Results(1):	(Dollars in thousands)
Skilled services revenue	$545,185	$510,659	$34,526	6.8%
Number of facilities at period end	169	169	—	—%
Number of campuses at period end*	18	18	—	—%
Actual patient days	1,321,682	1,268,254	53,428	4.2%
Occupancy percentage — Operational beds	75.1%	72.2%		2.9%
Skilled mix by nursing days	35.2%	35.2%		—%
Skilled mix by nursing revenue	55.6%	56.3%		(0.7)%

	Three Months Ended March 31,
	2022	2021	Change	% Change

Transitioning Facility Results(2):	(Dollars in thousands)
Skilled services revenue	$91,796	$80,400	$11,396	14.2%
Number of facilities at period end	27	27	—	—%
Number of campuses at period end*	5	5	—	—%
Actual patient days	239,912	218,823	21,089	9.6%
Occupancy percentage — Operational beds	72.6%	66.4%		6.2%
Skilled mix by nursing days	29.3%	28.7%		0.6%
Skilled mix by nursing revenue	50.3%	49.7%		0.6%

	Three Months Ended March 31,
	2022	2021	Change	% Change

Recently Acquired Facility Results(3):	(Dollars in thousands)
Skilled services revenue	$49,790	$9,977	$39,813	NM
Number of facilities at period end	21	4	17	NM
Number of campuses at period end*	—	—	—	NM
Actual patient days	134,370	22,523	111,847	NM
Occupancy percentage — Operational beds	69.1%	63.3%		NM
Skilled mix by nursing days	27.2%	39.2%		NM
Skilled mix by nursing revenue	47.4%	65.0%		NM
* Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment.
(1)Same Facility results represent all facilities purchased prior to January 1, 2019.
(2)Transitioning Facility results represent all facilities purchased from January 1, 2019 to December 31, 2020.
(3)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2021.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR
(Unaudited)

The following table reflects the change in skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate(1):

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2022	2021	2022	2021	2022	2021	2022	2021
Skilled Nursing Average Daily Revenue Rates:
Medicare	$693.89	$689.44	$694.73	$686.64	$683.23	$806.10	$693.28	$691.34
Managed care	508.30	505.67	474.35	455.78	506.42	543.34	504.23	500.13
Other skilled	578.80	543.43	463.69	377.66	492.14	544.87	562.51	533.43
Total skilled revenue	598.41	593.20	588.91	577.94	587.83	683.70	596.57	592.90
Medicaid	260.45	252.21	241.36	235.65	243.03	237.98	255.97	249.38
Private and other payors	253.91	240.56	235.00	238.07	259.89	220.36	251.36	240.06
Total skilled nursing revenue	$378.76	$371.30	$342.36	$334.22	$338.20	$412.16	$370.39	$366.53
(1) These rates exclude additional FMAP we recognized and include sequestration reversal of 2%.

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2022	2021	2022	2021	2022	2021	2022	2021
Percentage of Skilled Nursing Revenue:
Medicare	27.6%	29.1%	31.1%	32.7%	26.3%	40.8%	27.9%	29.7%
Managed care	19.8	19.1	15.8	14.5	12.3	6.2	18.8	18.3
Other skilled	8.2	8.1	3.4	2.5	8.8	18.0	7.6	7.6
Skilled mix	55.6	56.3	50.3	49.7	47.4	65.0	54.3	55.6
Private and other payors	6.7	6.0	7.4	7.0	5.5	1.9	6.7	6.1
Medicaid	37.7	37.7	42.3	43.3	47.1	33.1	39.0	38.3
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2022	2021	2022	2021	2022	2021	2022	2021
Percentage of Skilled Nursing Days:
Medicare	15.1%	15.6%	15.3%	15.9%	13.0%	20.9%	14.9%	15.8%
Managed care	14.8	14.0	11.4	10.6	8.2	4.7	13.8	13.4
Other skilled	5.3	5.6	2.6	2.2	6.0	13.6	5.0	5.2
Skilled mix	35.2	35.2	29.3	28.7	27.2	39.2	33.7	34.4
Private and other payors	10.0	9.4	10.7	9.9	7.3	3.4	9.9	9.3
Medicaid	54.8	55.4	60.0	61.4	65.5	57.4	56.4	56.3
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE ENSIGN GROUP, INC.
UNAUDITED REVENUE BY PAYOR SOURCE

The following table sets forth our service revenue by payor source and as a percentage of total service revenue for the periods indicated:

	Three Months Ended March 31,
	2022		2021
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid(1)	$266,348	37.6%	$231,358	37.1%
Medicare	208,411	29.4	190,303	30.5
Medicaid — skilled	45,949	6.4	39,993	6.5
Total Medicaid and Medicare	520,708	73.4	461,654	74.1
Managed care	127,786	18.0	108,345	17.4
Private and other(2)	60,662	8.6	53,277	8.5
Service revenue	$709,156	100.0%	$623,276	100.0%
(1) Medicaid payor includes revenue for senior living operations and revenue related to FMAP.
(2) Private and other payors also includes revenue from senior living operations and all payors generated in other ancillary services.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION BY SEGMENT
(In thousands)

Skilled Services

The table below reconciles net income to EBITDA and Adjusted EBITDA for the skilled services reportable segment for the periods presented:

	Three Months Ended March 31,
	2022	2021
Statements of Income Data:
Segment income(a)	$98,256	$88,931
Depreciation and amortization	7,901	7,475
EBITDA	$106,157	$96,406
Adjustments to EBITDA:
Stock-based compensation expense	3,274	2,411
Adjusted EBITDA	$109,431	$98,817

(a)    Segment income reflects profit or loss from operations before provision for income taxes and impairment charges from operations. General and administrative expenses are not allocated to the skilled services segment for purposes of determining segment profit or loss.
Standard Bearer
In conjunction with the formation Standard Bearer Healthcare REIT, Inc. (Standard Bearer) in January 2022, we revised our former real estate segment to include only real estate properties that are part of Standard Bearer. Segment information for the prior period has been recast to reflect the change of our segment structure. In addition, included in the results during the three months ended March 31, 2022 are expenses incurred related to intercompany arrangements between Standard Bearer and its subsidiaries and certain subsidiaries of the Company that were entered into in 2022 and therefore are not reflected in the 2021 amounts.

The following table sets forth details of operating results for our revenue and earnings, and their respective components, by Standard Bearer for the periods indicated:

	Three Months Ended
	3/31/2021	6/30/2021	9/30/2021	12/31/2021	3/31/2022

Rental revenue generated from third-party tenants	$3,478	$3,430	$3,421	$3,633	$3,768
Rental revenue generated from Ensign affiliated operations	10,591	10,784	11,010	11,780	13,425
Total rental revenue	$14,069	$14,214	$14,431	$15,413	$17,193
Segment income(a)	7,713	7,906	7,940	8,317	6,900
Depreciation and amortization	4,155	4,248	4,389	4,766	5,021
Interest expense(b)	1,641	1,634	1,705	1,862	3,562
FFO(c)	$11,868	$12,154	$12,329	$13,083	$11,921

(a) Segment income reflects profit or loss from operations before provision for income taxes, excluding gain or loss from sale of real estate and insurance recoveries from real estate. Included in Standard Bearer expenses for the three months ended March 31, 2022 are $2.9 million in expenses related to management fee of $1.0 million and interest of $1.9 million associated with the intercompany agreements between Standard Bearer and The Ensign Group, Inc., including the Service Center, that were entered into in January 2022. These agreements were not in place in 2021, therefore no expense was recognized in 2021.
(b) Included in interest expense in Standard Bearer for the three months ended March 31, 2022 is interest expense of $1.9 million incurred from intercompany debt arrangements between Standard Bearer and The Ensign Group, Inc. There were no intercompany debt arrangements in 2021 and as such, these expenses were not included in the prior year results.
(c) FFO, in accordance with the definition used by the National Association of Real Estate Investment Trusts, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairment of depreciable real estate assets, while including depreciation and amortization related to real estate to earnings.

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) other expense, net, (b) provisions for income taxes and (c) depreciation and amortization. Adjusted EBITDA consists of net income before (a) other expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) stock-based compensation expense; (e) results of operations not at full capacity, excluding depreciation, interest and income taxes, (f) acquisition related costs, (g) legal finding (h) gain on sale of assets and (i) costs incurred related to new systems implementation. Adjusted EBITDAR consists of net income before (a) other expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) stock-based compensation expense; (f) results of operations not at full capacity, excluding rent, depreciation, interest and income taxes, (g) acquisition related costs, (h) legal finding (i) gain on sale of assets and (j) costs incurred related to new systems implementation. Funds from Operations (FFO) for our real estate segment consists of segment income, excluding depreciation and amortization related to real estate, gains or losses from sales of real estate, insurance recoveries related to real estate and impairment of depreciable real estate assets. The company believes that the presentation of EBITDA, adjusted EBITDA, FFO, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors to evaluate the company’s operating performance. Adjusted EBITDAR is a financial valuation measure that is not specified in GAAP. This measure is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense. The company believes disclosure of adjusted net income, adjusted net income per share, FFO, EBITDA, adjusted EBITDA and adjusted EBITDAR has substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the company believes that this non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financial Information" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.